FOR IMMEDIATE RELEASE               CONTACT: Wendy Hall
August 1, 2002                               Halliburton Public Relations
                                             713-676-4371

                                             Cedric Burgher
                                             Halliburton Investor Relations
                                             713-676-4933


                    HALLIBURTON RESPONDS TO FALSE STATEMENTS


DALLAS, Texas - Wednesday Citizensworks put out a false and misleading statement regarding Halliburton's payments of federal corporate income taxes from 1996-2000. Halliburton has the highest tax compliance practices and standards, and above all else - a commitment to ethics.

     We want to publicly request this group to stop making political and false statements that are not based on facts.

Here are the facts.

     Our non-U.S. subsidiaries were formed to manage our business operations outside the United States and for no other reason. Halliburton recorded a total current provision for federal income taxes for the following years:

- 2000 $16 million on continuing operations, plus an additional $141 million for the sale of our interest in Dresser-Rand and a portion of the $60 million worldwide taxes attributable to discontinued operations.
- 1999 $9 million net provision because we had a $85 million tax benefit resulting from a loss on continuing operations, reduced by $94 million provision for tax on the sale of our interest in Ingersoll-Dresser Pump.
-  1998 $302 million.
- 1997 $167 million, includes Halliburton and Dresser Industries pre-merger amount.
- 1996 $82 million, includes Halliburton and Dresser Industries pre-merger amount.

     Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.

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